Exhibit 16.1

March 21, 2014

Securities and Exchange Commission
100 F Street
Washington D.C.  20549

Ladies and Gentlemen:

We have read the Company's statements included under Item 4.01 in the Form 8-K dated March 21, 2014, of T Bancshares, Inc. (the Company) to be filed with the Securities & Exchange Commission, and we agree with such statements as they relate to our firm. We have no basis to, and, therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

/s/ BKD, LLP

Houston, Texas